Exhibit 99.1

News Release

Contact
Nanci Williams	American Airlines
Sabre Holdings	Corporate Communications
682-605-2271	817-967-1577

American Airlines Joins Sabre Travel Network’s
DCA Three-Year Option

SOUTHLAKE, Texas, and FT. WORTH, Texas, July 31, 2003 — Sabre Travel Network, a Sabre Holdings company (NYSE:TSG), and American Airlines (NYSE:AMR) today announced that American has agreed to participate in the Sabre Direct Connect Availability (DCA) Three-Year Option, which commits the carrier to a three-year term at the highest level of participation in the Sabre global distribution system (GDS) in exchange for a reduced booking fee rate that is fixed for three years.

Through the DCA Three-Year Option, airlines agree to provide all published fares to all Sabre GDS users, including Sabre Connected online and offline travel agencies.  This includes published fares that the airlines sell through any third-party Web site and through their own Web site and reservation offices.

“Lower distribution costs plus broader availability of our fares to the largest subscriber base means Sabre DCA is a real winner for American,” said Craig Kreeger, American’s vice president-Sales.  “Innovative solutions for today’s marketplace make Sabre our preferred GDS provider.”

In the Sabre GDS, airlines sign a participating carrier agreement enabling them to choose from one of several optional levels of connectivity to the system.  DCA is the highest level and provides airlines with a wide range of services to market and sell their flight and fare information through the travel network of more than 56,000 travel agency locations worldwide.  The DCA Three Year-Option extends the term of current 30-day agreements with airlines to three years at a fixed booking fee rate. The program now includes bookings made in the U.S., U.S. Virgin Islands, Caribbean, and Europe.

“The Sabre DCA Three Year Option is a win-win-win for all parties,” said John Stow, president of Sabre Travel Network.  “American Airlines lowers distribution costs, Sabre Travel Network gains a three year commitment from the airline, travel agencies enhance customer service and travelers gain access to all American fares through the channel of their choice.  The Sabre GDS now offers travelers an unmatched level of inventory through Sabre Connected travel agents.  No other GDS comes close to having the level of product now available through our system.”

About the Program - How it Works:

•                  Participating airlines commit to the highest level of participation in the Sabre GDS (DCA level) for three years.

•                  Participating airlines provide all Sabre GDS users broad access to schedules, seat availability and published fares, including Web fares and other promotional fares, but excluding opaque fares and private discounts.

•                  Participating airlines furnish generally the same customer perks and amenities to passengers booked through the Sabre GDS as those afforded through other GDS’s and Web sites.

•                  Sabre Travel Network provides participating airlines with a reduction to their current applicable DCA booking fee.

•                  Sabre Travel Network fixes the DCA booking fee rate for three years.

About Sabre Travel Network

Sabre Travel Network, a Sabre Holdings company, provides access to the world’s leading global distribution system (GDS) and products and services enabling agents at more than 56,000 agency locations worldwide to be travel experts.  About 35 percent of the world’s travel is booked through the Sabre GDS.  Originally developed in 1960, it was the first system to connect the buyers and sellers of travel.  Today the system includes more than 400 airlines, approximately 60,000 hotels, 53 car rental companies, nine cruise lines, 36 railroads and 232 tour operators.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com/

About American Airlines

American Airlines is the world’s largest carrier. American, American Eagle and the AmericanConnection regional carriers serve nearly 275 cities in 50 countries and territories with approximately 4,300 daily flights. The combined network fleet numbers more than 1,100 aircraft. American Airlines is a founding member of the oneworld Alliance.

Statements in this release which are not purely historical facts, including statements about traveler confidence in obtaining competitive airline rates from all Sabre distribution channels and airlines’ acceptance of the new participation level, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation; Sabre Holdings’ revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and structural changes within the travel industry, such as the financial instability or bankruptcy of many of the air carriers.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-Q with the Securities and Exchange Commission.

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